Report of Independent Auditors


      The Board of Directors
      McCormick & Co., Inc.


      We have audited the accompanying consolidated balance sheets of McCormick & Co., Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of McCormick & Co., Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

      As discussed in Note 1 to the consolidated financial statements, in 1995 the Company changed its method of accounting for investments in equity securities.


      /s/Ernst & Young LLP
      ----------------------
      Ernst & Young LLP

      New Orleans, Louisiana
      January 24, 1996

                          McCormick & Co., Inc.
                        Consolidated Balance Sheets

===============================================================================

ASSETS                                                       December 31,
                                                            1995        1994
-------------------------------------------------------------------------------
CURRENT ASSETS:
 Cash and cash equivalents                               $2,711,396  $1,186,884
 Trade accounts receivable, less allowance for
   doubtful accounts (1995-$41,159; 1994-$76,017)         1,387,202   1,393,594
 Refundable income taxes                                                 55,808
 Current portion of notes receivable                         91,250
 Inventories                                                552,414     478,901
 Prepaid expenses                                           190,704     291,586
-------------------------------------------------------------------------------
      Total current assets                                4,932,966   3,406,773
-------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS:
 Corporate stocks                                         2,450,871   1,168,703
 Money market funds                                          92,608       3,203
 Real estate, at cost                                        32,750     226,643
 Notes receivable, less current portion                     183,750
 Equity in split-dollar insurance policies                               71,915
 Deposits, loans and other assets                            23,424     114,486
 Cash value of life insurance                               452,156     434,156
 Investment in real estate subsidiary                       564,386     564,587
 Investment in other publications                                       107,500
 Prepaid pension costs                                    2,606,522   2,362,694
-------------------------------------------------------------------------------
                                                          6,406,467   5,053,887
-------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT:
 Land                                                       420,906     347,013
 Land improvements                                           90,121      90,121
 Buildings                                                6,037,452   6,127,942
 Machinery and equipment                                  6,184,080   7,577,770
-------------------------------------------------------------------------------
                                                         12,732,559  14,142,846
 Less allowance for depreciation                          6,331,171   6,889,157
-------------------------------------------------------------------------------
                                                          6,401,388   7,253,689
-------------------------------------------------------------------------------

TOTAL ASSETS                                            $17,740,821 $15,714,349
===============================================================================

                           McCormick & Co., Inc.
                        Consolidated Balance Sheets

================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY                           December 31,
                                                             1995        1994
--------------------------------------------------------------------------------

CURRENT LIABILITIES:
 Trade accounts payable and accrued expenses               $524,302    $491,774
 Advance subscription payments                              512,302     510,640
 Estimated refunds on display contracts                       2,708       6,964
 Income taxes payable                                        11,425
 Carriers' cash bonds                                       127,480     117,543
 Dividends payable                                           73,248      54,936
 Current portion of capital lease obligations                28,994      31,580
 Current portion of long term debt                          500,000     420,000
-------------------------------------------------------------------------------
      Total current liabilities                           1,780,459   1,633,437
-------------------------------------------------------------------------------
CAPITAL LEASE OBLIGATIONS (Less current portion)            112,451     116,445
-------------------------------------------------------------------------------
LONG-TERM DEBT (Less current portion)                     4,500,000   5,000,000
-------------------------------------------------------------------------------
DEFERRED INCOME TAXES                                     1,351,996     930,084
-------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:
 Capital stock, par value $100 per share - authorized
   10,000 shares, issued and outstanding 4,000 shares       400,000     400,000
 Retained earnings                                       16,584,976  15,352,018
 Unrealized gains on corporate stocks                       728,574
-------------------------------------------------------------------------------
                                                         17,713,550  15,752,018
Capital stock in treasury, at cost                       (7,717,635) (7,717,635)
-------------------------------------------------------------------------------
                                                          9,995,915   8,034,383

-------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $17,740,821 $15,714,349
===============================================================================

See accompanying notes.

                        McCormick & Co., Inc.
                    Consolidated Statements of Income


==============================================================================

                                                       Year ended December 31,
                                                         1995           1994
------------------------------------------------------------------------------
Operating income:
 Advertising, less discounts (1995 - $132,842
  1994 - $128,002)                                   $9,178,469     $8,882,442
 Circulation                                          3,477,847      3,487,489
 Graphics                                             4,495,383      4,747,025
 Other                                                  148,287         33,147
------------------------------------------------------------------------------
                                                     17,299,986     17,150,103
------------------------------------------------------------------------------

Operating expenses, including depreciation
 (1995 -  $1,096,644; 1994 - $1,280,632)             15,121,166     14,406,341
------------------------------------------------------------------------------

Operating income                                      2,178,820      2,743,762

Other income                                            586,894        185,621

Other expense                                          (759,569)      (609,547)
------------------------------------------------------------------------------

Income before income taxes                            2,006,145      2,319,836

Income taxes                                            645,003        857,157
------------------------------------------------------------------------------

Net income                                           $1,361,142     $1,462,679
==============================================================================

See accompanying notes.



                          McCormick & Co., Inc.
               Consolidated Statements of Stockholders' Equity

==============================================================================================================

                                       Capital Stock                                        Treasury Stock
                                  -------------------------  Retained      Unrealized  -----------------------
                                   Shares          Amount    Earnings         Gains      Shares     Amount
--------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1994          4,000        $400,000  $13,985,747                   (1,696) ($7,624,230)
 Purchase of 15 shares of
  treasury stock                                                                             (15)     (93,405)
 Net income                                                   1,462,679
 Cash dividends declared -
   $42.00 per share                                             (96,408)
--------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1994        4,000         400,000   15,352,018                   (1,711)  (7,717,635)

 Adoption of SFAS No. 115,
   net of income taxes
   of $247,721                                                                $413,574
 Net income                                                   1,361,142
 Cash dividends declared -
   $56.00 per share                                            (128,184)
 Change in net unrealized gains,
   net of income taxes of $189,424                                             315,000
--------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1995        4,000        $400,000  $16,584,976       $728,574    (1,711) ($7,717,635)
==============================================================================================================

See accompanying notes.

                        McCormick & Co., Inc.
                  Consolidated Statements of Cash Flows

================================================================================

                                                        Year ended December 31,
                                                           1995           1994
--------------------------------------------------------------------------------
OPERATING ACTIVITIES
 Net income                                           $1,361,142     $1,462,679
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                       1,096,644      1,280,632
   Deferred income taxes                                 (15,235)       283,693
   Pension income                                       (243,828)      (430,703)
   Equity in undistributed loss of subsidiaries           13,439         16,028
   Net realized gains on investment securities          (130,995)         8,241
   Net realized gains on investment in other
    publications                                        (198,000)
   Contribution of land                                  259,048
   Changes in operating assets and liabilities:
      Trade accounts receivable                            6,392        133,655
      Income taxes                                        67,233       (226,687)
      Inventories                                        (73,513)      (161,661)
      Trade accounts payable and accrued expenses         63,027        170,037
      Changes in other operating assets and liabilities  199,287       (122,734)
-------------------------------------------------------------------------------
      Net cash provided by operating activities        2,404,641      2,413,180
-------------------------------------------------------------------------------

INVESTING ACTIVITIES
 Payments on property, plant and equipment, including
   deposits                                             (309,498)      (685,257)
 Purchases of investment securities                     (467,513)        33,688
 Proceeds from sale of investment securities             392,657        178,228
 Change in investments in subsidiaries and insurance
   policies                                               40,677        (48,261)
-------------------------------------------------------------------------------
      Net cash used in investing activities             (343,677)      (521,602)
--------------------------------------------------------------------------------

FINANCING ACTIVITIES
 Principal payments on long-term debt and capital lease
   obligations                                          (426,580)    (1,245,091)
 Cash dividends paid                                    (109,872)       (96,768)
 Purchase of treasury stock                                             (93,405)
-------------------------------------------------------------------------------
      Net cash used by financing activities             (536,452)    (1,435,264)
-------------------------------------------------------------------------------

INCREASE IN CASH AND CASH EQUIVALENTS                  1,524,512        456,314

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR         1,186,884        730,570
-------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR              $2,711,396     $1,186,884
===============================================================================

See accompanying notes.

                     McCormick & Co., Inc.

          Notes to Consolidated Financial Statements

                       December 31, 1995

      1.  Significant Accounting Policies

      Description of Business and Significant Accounting Policies

      McCormick & Co., Inc. is engaged in two businesses: the publishing of a daily newspaper, the Alexandria Daily Town Talk (the Town Talk), and commercial publication printing. The Town Talk's circulation area is concentrated in central Louisiana, particularly Rapides Parish.

      Principles of Consolidation

      The consolidated financial statements include the accounts of McCormick & Co., Inc. (the Company) and its wholly owned subsidiary, McCormick Graphics Co., Inc. (Graphics). All intercompany accounts and transactions are eliminated in consolidation.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

      Cash Equivalents

      The Company considers all short-term, highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

      Inventories

      Inventories are stated at the lower of cost (specific identification method) or market.

                     McCormick & Co., Inc.
      Notes to Consolidated Financial Statements (continued)


      1.  Significant Accounting Policies (continued)

      Corporate Stocks

      In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 (Statement 115), Accounting for Certain Investments in Debt and Equity Securities. The Company adopted the provisions of this standard for its investments in corporate stocks held as of or acquired after January 1, 1995. As a result, the beginning balance of the Company's investment in corporate stocks increased by $661,295, deferred income tax liabilities increased by $247,721 and stockholders' equity increased by $413,574. These changes reflect the unrealized holding gain on securities classified as available-for-sale previously carried at lower of cost or market. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in a separate component of stockholders' equity.

      All of the Company's investments in corporate stock are equity securities which are classified as available-for-sale. The cost of such securities was $1,285,152 and $1,168,703 on December 31, 1995 and 1994, respectively.
      The market value of such securities was $2,450,871 and $1,829,998 at December 31, 1995 and 1994, respectively. Gain or loss is recognized on the sale of stock based upon the cost of the specific security sold. The Company had net realized gains of $130,995 in 1995 and net realized losses of $8,241 in 1994. The Company had gross unrealized gains of $1,165,719 in 1995 and gross unrealized gains and losses, respectively, of $678,962 and $17,667 in 1994.

      Property, Plant and Equipment

      Property, plant and equipment is stated on the basis of cost. Plant and equipment are depreciated by accelerated methods for the first half of their estimated useful lives and by the straight-line method for the second half of their estimated useful lives. Fully depreciated assets and the related allowances for depreciation are eliminated from the accounts, although the assets may still be in use.

      Advance Subscription Payments

      Payments received from subscribers are deferred and recognized as income ratably over the subscription period.

                     McCormick & Co., Inc.
      Notes to Consolidated Financial Statements (continued)

      2.  Income Taxes

      The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax liability is primarily due to prepaid pension costs and the unrealized gains on corporate stocks.

      The components of the provision (benefit) for income taxes are as follows:

                                  1995                      1994

      Current                   $660,238                  $573,464
      Deferred                   (15,235)                  283,693
                                --------                  --------
                                $645,003                  $857,157
                                ========                  ========

      The differences between federal income tax expense based on the U.S. federal income tax rate and income taxes shown in the consolidated statements of income are as follows:


                                   1995                      1994

      Federal income tax
      expense based on rate
      of 34%                     $682,089                  $788,744
      Charitable contribution at
      fair value in excess of
      book value                  (54,740)                     --
      Various, net                (62,353)                  (11,974)
                                 ---------                ---------
      Federal income taxes        564,996                   776,770
      State income taxes           80,007                    80,387
                                 ---------                ---------
                                 $645,003                  $857,157
                                 =========                =========

      The Company and its subsidiary file a consolidated federal income tax return. Each company files a separate state income tax return. Federal and state income taxes paid, net of refunds, were approximately
      $615,000 in 1995 and $800,000 in 1994.

                     McCormick & Co., Inc.
      Notes to Consolidated Financial Statements (continued)

      3.  Pension Plan

      The Company has a noncontributory pension plan covering substantially all employees who meet certain minimum age and length of service requirements. The Plan provides monthly payments for life following retirement, normally at age 65. Benefits are determined by a formula based on years of service and the employee's compensation during the final years of employment. The Company's funding policy is to contribute annually the minimum required by the Employee Retirement Income Security Act of 1974, plus additional amounts at the discretion of management. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Company uses an independent actuary to calculate the Plan's funded status and net periodic pension income.

      The components of net periodic pension income, included in the Company's consolidated statements of income, were as follows:

                                        1995                 1994
      Service cost-benefits earned
      during the period               $(226,000)          $(233,000)
      Interest cost on projected
      benefit obligation               (365,000)           (318,000)
      Actual return on plan assets    2,121,000            (472,000)
      Net amortization and deferral  (1,286,000)           1,454,000
                                     ----------            ---------
      Net periodic pension income      $244,000             $431,000
                                     ==========            =========

                     McCormick & Co., Inc.
      Notes to Consolidated Financial Statements (continued)

      3. Pension Plan (continued)

      The Plan's funded status and the amounts of prepaid pension costs recognized in the Company's consolidated balance sheets were as follows:

                                          1995                1994

      Actuarial present value of
      benefit obligations:
       Accumulated benefit obligation,
       including vested benefits of
       $5,493,000 and $5,011,000,
       respectively                    $5,536,000          $5,066,000
                                      ===========         ===========
      Projected benefit obligation
       for service rendered to date   $(5,863,000)        $(5,336,000)
      Plan assets at fair value,
       primarily equity and fixed
       income securities               10,617,000           8,738,000
                                      -----------         -----------
      Plan assets in excess of
       projected benefit obligation     4,754,000           3,402,000
      Unrecognized net gain from past
       experience different from that
       assumed and effects of changes
       in assumptions                  (1,891,000)           (637,000)
      Unrecognized net transition asset  (256,000)           (402,000)
                                       -----------         -----------
      Prepaid pension costs            $2,607,000          $2,363,000
                                       ===========         ===========

      The projected benefit obligation was determined using a discount rate of 7% in 1995 and 1994 and an assumed rate of salary increase of 5% in 1995 and 1994. The expected long-term rate of return on plan assets used to determine the amount of net periodic pension income was 8% in 1995 and 1994.

      The Company also has a defined contribution savings plan available to substantially all employees. Eligible employees may contribute up to 15% of their compensation. The Company contributes an additional amount to the plan equal to 50% of employee contributions, limited to contributions up to 6% of their compensation. Company contributions were $72,507 in 1995 and $42,779 in 1994.



      4.  Long-Term Debt

      In 1993, the Company acquired 1,251 shares of its common stock for $7,100,000 from a trust. The Company financed this purchase through a $2,100,000 bank loan and a $5,000,000 note signed in favor of the trust. The bank loan has been paid in full.

                     McCormick & Co., Inc.
      Notes to Consolidated Financial Statements (continued)

      4.  Long-Term Debt (continued)

      The $5,000,000 note signed in favor of the trust requires ten annual principal payments of $500,000 beginning December 31, 1996. The principal, or any part thereof, may be pre-paid at any time without penalty. The shares purchased are being held by the trust as collateral for this note. Interest accrues on the note at 7.5% per annum and is paid quarterly. The Company also agreed that if a Recapture event, as defined in the stock purchase agreement, were to occur prior to December 31, 1997, the Company would pay additional consideration as follows:


          If the Recapture Event Occurs    Additional Consideration
          ----------------------------------------------------------
          Prior to January 1, 1996         $2,176,740
          During 1996                       1,632,555
          During 1997                       1,088,370

      As of December 31, 1995, no Recapture event had occurred. (See Note 6.)

      Under the terms of the note to the trust, the Company must maintain certain financial ratios. At December 31, 1995, the Company was in compliance with all such requirements.

      Interest expense was $433,090 in 1995 and $476,240 in 1994. Interest paid was $429,801 in 1995 and $479,993 in 1994.

                     McCormick & Co., Inc.
           Notes to Financial Statements (continued)

      5.  Capital Leases

      The Company has obligations under a capital lease arrangement. The asset recorded under this capital lease totaled approximately $50,000, net of accumulated amortization of approximately $174,000, at December 31, 1995. The asset is included in machinery and equipment in the balance sheet and the related amortization is included in depreciation expense. Future minimum lease payments related to this capital lease are as follows:

          1996                                      $47,388
          1997                                       47,388
          1998                                       47,388
          1999                                       43,439
                                                   --------
          Aggregate future minimum lease payments   185,603
          Interest portion of lease payments        (44,158)
                                                   --------
          Capital lease obligations                 141,445
          Less current portion                       28,994
                                                   --------
                                                   $112,451
                                                   ========

      6.  Sale of Company

      On January 10, 1996, the Company entered into an agreement to sell all of its outstanding common stock to Central Newspapers, Inc., an Indianapolis based company. The sale price of $62 million, adjusted for any changes to the Company's stockholders' equity between October 31, 1995 and February 29, 1996. The sale is expected to be completed on March 12, 1996. In connection with the sale, the shareholders have agreed to reimburse the Company for any direct costs incurred by the Company in connection with the sale. At December 31, 1995, $43,187 is recorded as a receivable from the shareholders for such costs.